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                                                                   EXHIBIT 10.2



                             FIRST OFFER AGREEMENT


         This First Offer Agreement (this "Agreement") is made and entered into this October 1, 1998, by Cox Communications, Inc., a Delaware corporation ("CCI"), G.C. Investments, a Nevada limited liability company ("GCI"), and Barbara J. Greenspun, as Trustee of the Unified Credit Trust created under a Declaration of Trust dated December 6, 1988 (the "Unified Credit Trust").

                                    RECITALS

         A. CCI, Prime South Diversified, Inc., a Delaware corporation ("PSD"), Cox Communications Las Vegas, a Delaware corporation ("CCLV"), and certain shareholders of PSD are parties to an Agreement and Plan of Merger dated as of May 4, 1998 (the "Merger Agreement").

         B. The execution and delivery of this Agreement is a condition to the obligations of CCI, PSD, CCLV and the Stockholders (as hereinafter defined) to consummate the transactions contemplated by the Merger Agreement.

         C. Capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Certificate of Designations of the Series A Convertible Preferred Stock of CCI (the "Certificate of
Designations").

IT IS HEREBY AGREED BY THE PARTIES as follows:

         Section 1. The following terms shall have the following meanings for purposes of this Agreement.

                    (a) "Affiliates" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

                    (b) "Capital Stock" shall mean any and all shares of corporate stock, partnership interest, units or other interest in the equity of a Person (however designated and




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whether representing rights to vote, rights to participate in dividends or distributions upon liquidation or otherwise with respect to such Person, any division or subsidiary thereof, or any joint venture, partnership, corporation or other entity).

                  (c) "control" when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; "controlling" and "controlled" shall have the meanings correlative to the foregoing.

                  (d) "Greenspun Affiliate" shall mean Brian L. Greenspun, Barbara J. Greenspun, Daniel Greenspun, Susan Fine, Janie Gale, the Unified Credit Trust, G.C. Investments, a Limited Liability Company, any of their spouses or descendants (including adopted persons of any of the foregoing individuals), trusts for the primary benefit of any of the foregoing individuals, the estate of any of the foregoing individuals, or any corporation, partnership, limited liability company or any other entity a majority of the Capital Stock in which is owned by one or any group of the foregoing individuals or Persons.

                  (e) "Newspaper Services" shall mean the utilization of services provided by a daily newspaper of general circulation in the Las Vegas, Nevada Area of Dominant Influence (as defined by The Arbitron Company).

                  (f) "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity.

                  (g) "Prospective Transferee" shall mean, with respect to any Greenspun Affiliate, any Person other than any Greenspun Affiliate, and with respect to CCI or CCLV, any Person other than CCI, CCLV and any Affiliate thereof; and

                  (h) "Stockholders" shall mean GCI, the Unified Credit Trust, and any successor thereto or transferee thereof which is a Greenspun Affiliate.

         Section 2 (a) At any time in connection with any proposed transfer to a Prospective Transferee of (i) all or a controlling interest in the capital stock of CCLV, (ii) all or substantially all of the assets of CCLV, (iii) the cable television system serving the Las


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Vegas, Nevada Area of Dominant Influence (as defined by The Arbitron Company)
(the "System") owned by CCLV, or (iv) any line of business of CCLV, CCI or CCLV, as the case may be, shall, before it offers to make any such transfer to, or negotiates to obtain an offer to purchase any such capital stock, assets, System or line of business from, any Prospective Transferee, first provide written notice (the "First Offer Notice") to GCI of the material terms and conditions on which it is prepared to transfer any such capital stock, assets, System or line of business to a Prospective Transferee (an "Offer"); provided, however, that in the event the Offer involves a transaction in which CCI or CCLV, as the case may be, would receive consideration other than cash, then the Offer shall also set forth the material terms and conditions on which CCI or CCLV, as the case may be, is prepared to consummate such a transfer of capital stock, assets, System or line of business, as the case may be, to a Prospective Transferee in a transaction in which CCI or CCLV, as the case may be, would receive substantially similar consideration (taking into account tax costs and other relevant factors).

                  (b) (i) If the First Offer Notice relates to a transfer of all or a controlling interest in the capital stock, or all or substantially all of the assets, of CCLV or of the System owned by CCLV, GCI shall provide written notice (a "Response Notice") to CCI (in the case of a transfer of all of the capital stock of CCLV) or CCLV (in such other cases), within fifteen
(15) days after the date of delivery of the First Offer Notice (the "15 Day Consideration Period"), of its interest in purchasing all of such offered capital stock, assets or the System on the terms and subject to the conditions set forth in the First Offer Notice pursuant to definitive documentation reasonably acceptable to CCI or CCLV, as the case may be, and GCI, which shall be negotiated in good faith by the parties following delivery of the Response Notice in accordance with the terms and conditions of the First Offer Notice. GCI shall have until the expiration of 60 days after the date of any Response Notice given pursuant to this Section 2(b)(i) to provide CCI or CCLV, as the case may be, with evidence reasonably satisfactory to CCI or CCLV, as the case may be (a "Financing Notice"), of adequate financing for such purchase and to commit that the Person exercising the right provided for in this Section 2(b)(i) shall be, and shall at the closing of such transaction remain, and in the case of a direct or indirect transfer of the System, at all times until the third anniversary of such closing remain, either (I) a Greenspun Affiliate or
(II) a Person at least 33 1/3% of the Capital Stock (in the case of a sale of the System) a majority of the Capital Stock (in all other cases), of which, on a fully diluted basis, shall be owned by any one or group of Greenspun Affiliates.


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                           (ii) If the First Offer Notice relates to a
transfer of any line of business of CCLV (other than the System), GCI shall provide a Response Notice to CCLV within seven (7) days after the date of delivery of the First Offer Notice (the "7 Day Consideration Period") of its interest in purchasing such offered line of business, on the terms and subject to the conditions set forth in the First Offer Notice pursuant to definitive documentation reasonably acceptable to CCLV and GCI, which shall be negotiated in good faith by the parties following delivery of the Response Notice in accordance with the terms and conditions of the First Offer Notice. GCI shall have until the expiration of 30 days after the date of any Response Notice given pursuant to this Section 2(b)(ii) to provide CCLV with a Financing Notice for such purchase and to commit that the Person exercising the right provided for in this Section 2(b)(ii) shall be and shall at the closing of such transaction remain either (I) a Greenspun Affiliate or (II) a Person at least a majority of the Capital Stock of which, on a fully diluted basis, shall be owned by any one or group of Greenspun Affiliates.

                  (c) The closing of any transaction pursuant to the exercise of GCI's right pursuant to this Section 2 shall in no event occur later than one hundred eighty (180) days after the expiration of the 7 Day Consideration Period or the 15 Day Consideration Period, as the case may be, subject to reasonable extensions as necessary to obtain the receipt of all necessary governmental consents and approvals which are a condition thereto as set forth in such definitive documentation.

                  (d) (i) CCI or CCLV, as applicable, shall have no further obligation to GCI pursuant to Section 2 (a) or (b) in connection with the transaction which is the subject of a First Offer Notice as long as the terms and conditions of any such transaction, in the aggregate, are no less favorable to CCI or CCLV, as applicable, than the terms and conditions set forth in the applicable First Offer Notice, if:

                           (A) GCI has not provided CCI or CCLV, as applicable, with a Response Notice by the expiration of the 7 Day Consideration Period or the 15 Day Consideration Period, as applicable; or



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                           (B) GCI has provided CCI or CCLV, as applicable,
         with a Response Notice, but has not provided CCI or CCLV, as applicable, with a Financing Notice by expiration of the periods in which such Financing Notices are to be given pursuant to Section 2(b)(i) or 2(b)(ii), as applicable; or

                           (C) if the closing for the transaction which is the subject of such First Offer Notice pursuant to the exercise of GCI's right pursuant to Section 2 has not occurred (other than as a result of a material breach by CCI or CCLV, as the case may be, of any of its covenants hereunder) by the expiration of the one hundred eighty (180) day period referred to in Section 2(c) (unless such period is extended as provided in Section 2(c)).

                           (ii)  Notwithstanding the foregoing, if CCI or CCLV,
as applicable, has not entered into a definitive agreement with respect to any transaction which is the subject of a First Offer Notice within two hundred forty (240) days after the expiration of:

                           (A) the 7 Day Consideration Period or the 15 Day Consideration Period, as applicable, if GCI has not provided CCI or CCLV, as applicable, with a Response Notice by the expiration of the 7 Day Consideration Period or the 15 Day Consideration Period, as applicable; or

                           (B) the period in which a Financing Notice is to be given pursuant to Section 2(b)(i) or (b)(ii), as applicable, if GCI has provided CCI or CCLV, as applicable, with a Response Notice, but has not provided CCI or CCLV, as applicable, with a Financing Notice by the expiration of such periods, as applicable; or

                           (C) the 180 day period referred to in Section 2(c) (unless and to the extent such period is extended as provided in Section 2(c)), if GCI has provided a timely Response Notice and Financing Notice but the closing for any transaction pursuant to the exercise of GCI's right pursuant to Section 2 has not occurred (other than as a result of a material breach by CCI or CCLV, as the case may be, of any of its covenants hereunder) by the expiration of such period;



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then, any subsequent transfer of all or a controlling interest in the capital stock of CCLV, all or substantially all of the assets of CCLV, the System owned by CCLV or any line of business of CCLV, CCI or CCLV to a Prospective Transferee shall once again be subject to the terms and conditions of this
Section 2.

         Section 3. (a) At any time in connection with the transfer of all or substantially all of the assets of CCI to a Prospective Transferee or a Change of Control as defined in Section 1.13 of the Certificate of Designations, CCI shall provide to GCI, within 15 days after the execution of the definitive documentation therefor, written notice (the "CCI Sale Notice") of such transfer or Change of Control and offer GCI the right to purchase from CCI that number of shares of each class of capital stock of CCLV (other than CCLV Preferred) held by CCI as of the date of such CCI Sale Notice equal to the (i) the Conversion Percentage attributable to the Series A Preferred Stock of CCI held by the Greenspun Affiliates as of such date, multiplied by (ii) the total number of shares of each such class of capital stock of CCLV (other than CCLV Preferred) for an aggregate purchase price equal to (i) the Conversion Percentage attributable to the Series A Stock of CCI held by the Greenspun Affiliates, multiplied by (ii) the Company Value (as defined in Section 3(e) hereof).

                  (b) GCI shall provide written notice to CCI (the "CCI Sale Response Notice") within fifteen (15) days after the date of delivery of the CCI Sale Notice, to advise CCI of its interest in purchasing such shares of capital stock pursuant to definitive documentation reasonably acceptable to CCI and GCI, which shall be negotiated in good faith by the parties. GCI shall have until the expiration of 60 days after the date of any CCI Sale Response Notice to provide CCI with a Financing Notice for such purchase and to commit that the Person exercising the right provided for in this Section 3(b) shall be and shall at the closing of such transaction remain either (i) a Greenspun Affiliate or (ii) a Person at least a majority of the Capital Stock of which, on a fully diluted basis, shall be owned by any one or group of Greenspun Affiliates. The closing of any such transaction pursuant to this Section 3 shall occur as soon as commercially practicable, subject to reasonable extensions necessary to obtain the receipt of all necessary governmental consents and approvals which are a condition thereto as set forth in such definitive documentation.



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                  (c) The closing of any transaction pursuant to the exercise of GCI's rights pursuant to this Section 3 shall in no event occur later than one hundred eighty (180) days after the date of delivery of the CCI Sale Notice.

                  (d) CCI shall have no further obligation to GCI pursuant to
Section 3(a) or (b) in connection with a transaction that is the subject of a CCI Sale Notice, if:

                           (A) GCI has not provided CCI with the CCI Sale Response Notice by the expiration of the 15 day period in which such CCI Sale Response Notice is to be given pursuant to Section 3(a); or

                           (B) GCI has provided CCI with a CCI Sale Response Notice, but has not provided CCI with a Financing Notice by the expiration of the period in which such Financing Notice is to be given pursuant to Section 3(b); or

                           (C) the closing for any transaction which is the subject of such CCI Sale Response Notice pursuant to the exercise of GCI's right pursuant to Section 3 has not occurred (other than as a result of a material breach by CCI of any of its covenants hereunder) by the expiration of the one hundred eighty (180) day period referred to in Section 3(c).

                  (e) (i) For purposes hereof, the "Company Value" is the cash price at which a willing seller would sell and a willing buyer would buy all of the Capital Stock of CCLV (other than the CCLV Preferred) as a going concern, both having full knowledge of all relevant facts, including, without limitation, the Liabilities (as defined in the Certificate of Designations), and being under no compulsion to buy or sell, in an arm's length transaction without time constraints as determined in accordance with the procedures set forth in this Section 3(e) as of the month ended immediately prior to the date of the CCI Sale Notice.

                           (ii) The parties hereto shall negotiate in good
faith to determine the Company Value of CCLV. If the parties cannot agree upon the Company Value of CCLV within 30 days of the CCLV Financing Notice, then either party may elect to have the Company Value determined by an independent investment bank, accounting firm, appraisal firm or consulting firm which is experienced in the cable television industry and in the


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valuation of cable television and other media assets (a "Qualified Appraiser")
in accordance with the provisions hereof by giving written notice (an "Appraisal Notice") to the other party (the "Non-Electing Party"). Within ten business days of receipt of the Appraisal Notice by the Non-Electing Party, the parties will attempt to agree on one Qualified Appraiser. If the parties cannot agree on one Qualified Appraiser within such ten business day period, one Qualified Appraiser shall be appointed by CCI and one Qualified Appraiser shall be appointed by GCI on the date such ten business day period expires. The Qualified Appraiser or Qualified Appraisers, as the case may be, shall submit their final report of the Company Value within 30 days of appointment. If the higher of the two appraisals is less than or equal to 10% higher than the lower of the two, the final Company Value shall be the average of the Company Values set forth in each such appraisal. If the disparity between the Company Value determined by the higher of the two appraisals as compared to the lower of the two is greater than 10%, the Qualified Appraisers shall select a third Qualified Appraiser. If they cannot agree upon a third Qualified Appraiser within five business days of the later submitted appraisal of the Company Value, then the third Qualified Appraiser shall be selected by the Atlanta, Georgia office of the American Arbitration Association, and such third Qualified Appraiser shall make its determination of the Company Value within 30 days of appointment. The Company Value shall be the average of the two Company Values set forth in such appraisals that are closest among the three appraisals; provided that if each of the highest and lowest Company Value set forth in such appraisals is equidistant from the middle Company Value set forth in such appraisals, the Company Value shall be such middle Company Value. The agreed upon Company Value by the parties or the valuation decision of such Qualified Appraiser(s) as determined in accordance herewith shall be final and conclusive. The determination of GCI with respect to the Company Value shall bind all the Greenspun Affiliates with respect to the Company Value for purposes hereof. In determining the Company Value, the following principles shall apply: (a) the valuation of any cable television system will be based on a going concern basis, in conformity with standard appraisal techniques, applying market factors then relevant; and (b) the valuation shall consider all factors which reasonably might affect such valuation, including, without limitation, if and as appropriate, industry developments, and federal and local legislation or regulation including any proposals therefor. CCI shall bear the costs and expenses of the Qualified Appraiser(s).

         Section 4. (a) At any time in connection with any proposed transfer of all or any of the Series A Convertible Preferred Stock, par value $1.00 per share, of CCI (the "Series A


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Stock") held by a Stockholder (including the proposed issuance of an option to acquire such Series A Stock) to a Prospective Transferee by such Stockholder, such Stockholder (a "Notifying Stockholder") shall, before it offers to transfer the Series A Stock to, or negotiates to obtain an offer to purchase the Series A Stock from, any Prospective Transferee, first provide written notice (the "Stock First Offer Notice") to CCI of the material terms and conditions on which it is prepared to transfer the Series A Stock to a Prospective Transferee (a "Stock Offer"). In no event shall any Stockholder sell any of the Series A Stock for consideration other than cash. Prior to the pledge or other encumbrance of the Series A Stock, the Stockholder whose Series A Stock will be subject to such pledge or other encumbrance shall cause the pledgee or holder of such other encumbrance to acknowledge that the exercise by such pledgee or holder with respect to such Series A Stock shall be subject to CCI's rights set forth in this Agreement.

                  (b) CCI shall have the right to purchase the Series A Stock of the Notifying Stockholder on the terms and subject to the conditions set forth in the Stock First Offer Notice pursuant to definitive documentation reasonably acceptable to CCI and such Stockholder, which shall be negotiated in good faith by the parties in accordance with the terms and conditions of the Stock First Offer Notice, exercisable by providing (i) written notice to a Notifying Stockholder (the "Stock Response Notice") within 15 days of the date of the Stock First Offer Notice (the "Stock Consideration Period"), and (ii) evidence reasonably satisfactory to such Stockholder of adequate financing for such purchase of the Series A Stock by CCI. The closing of such transaction shall in no event occur later than sixty (60) days after the expiration of the Stock Consideration Period, subject to reasonable extensions necessary to obtain the receipt of all necessary governmental consents and approvals which are a condition thereto as set forth in such definitive documentation.

                  (c) If CCI has not provided a Notifying Stockholder with a Stock Response Notice by the expiration of the Stock Consideration Period, such Stockholder shall be free to negotiate with any Prospective Transferee to transfer, and transfer, the Series A Stock to such Prospective Transferee on any terms and conditions as long as such terms and conditions, in the aggregate, are no less favorable to such Stockholder than the terms and conditions set forth in the Stock First Offer Notice; provided, however, that if any Notifying Stockholder has not entered into a definitive agreement with respect to any such transaction within one hundred eighty (180) days of the expiration of the Stock Consideration Period, any subsequent transfer


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of the Series A Stock to a Prospective Transferee shall once again be subject to the terms and conditions of this Section 4.

                  (d) All shares of Series A Stock transferred by any Stockholder to a Greenspun Affiliate shall remain subject to the rights of CCI set forth in this Section 4 and a transferring Stockholder shall deliver to CCI in connection with any such transfer, a written acknowledgment from the transferee Greenspun Affiliate, of its obligations hereunder. Any transfer of Series A Stock in violation of this subsection (d) shall be null and void. Each Stockholder hereby acknowledges and agrees that any Series A Stock it may hold from time to time, no matter how acquired, shall be subject to this Agreement

         Section 5. In the event that CCLV intends to utilize Newspaper Services, CCLV shall first offer The Las Vegas Sun, Inc. ("LVS") the right of first negotiation to provide such Newspaper Services on commercially reasonable terms. Such right of first negotiation shall extend for a period of forty-five
(45) days after LVS receives written notice from CCLV, of its intention to utilize Newspaper Services. During such forty-five (45) day negotiation period, CCLV shall be free to negotiate with any other party concerning the provision of Newspaper Services; provided, however, that CCLV may not enter into an agreement for the provision of such Newspaper Services with a party other than LVS on terms that are less favorable in any material respect to CCLV than the terms offered by LVS during the forty-five (45) day negotiation period.

         Section 6. This Agreement, all of its provisions, and all dealings by and between the parties to this Agreement regarding this Agreement are and shall remain confidential, and shall not in any way, directly or indirectly, be disclosed, divulged or communicated to any Person not a party to this Agreement (except for any attorney, employee, director, officer, consultant or advisor of a party to this Agreement, who shall be informed of, and caused by such party to be bound by the provisions of, this Agreement), except as may be required for the consummation of the transactions contemplated hereby or as required by applicable law, including, without limitation, applicable securities laws or regulations and the rules and regulations of any securities exchange on which the securities of the party so disclosing, divulging or communicating may be listed or admitted for trading and in connection with legal proceedings pursuant to subpoena or the request of a governmental authority. Any breach of this Section 6 by a party to this Agreement shall entitle any other party to this Agreement to


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obtain injunctive relief to prevent further breaches of this Section 6, and to obtain damages, including without limitation, reimbursement of expenses relating to the breach, and the award of attorneys' fees.

         Section 7. (a) Except as otherwise expressly provided in this Agreement, all notices, requests and other communications to any party hereunder shall be in writing (including a facsimile or similar writing) and shall be given to such party at the address or facsimile number specified for such party set forth below or as such party shall hereafter specify for the purpose by notice to the other parties:

                  If to CCLV or CCI:        Cox Communications, Inc.
                                            1400 Lake Hearn Drive, N.E.
                                            Atlanta, Georgia  30319
                                            Attention:  Legal Department
                                            Telephone:  (404) 843-5000
                                            Telecopier:  (404) 843-7116

                  With a copy to:           Dow, Lohnes & Albertson, PLLC
                                            1200 New Hampshire Avenue, N.W.
                                            Suite 800
                                            Washington, D.C.  20036-6802
                                            Attention:  Stuart A. Sheldon, Esq.
                                            Telephone:  (202) 776-2000
                                            Telecopier:  (202) 776-2222

                  If to GCI or the
                  Unified Credit
                  Trust:                    G. C. Investments
                                            901 North Green Valley Parkway
                                            Henderson, NV 89014
                                            Telephone: (702) 385-3111
                                            Facsimile: (702) 259-4143

                  With a copy to:           John Garrett, Esq.
                                            Brownstein, Hyatt, Farber &
                                              Strickland, P.C.
                                            410 17th Street, 22nd Floor
                                            Denver, CO 80202
                                            Telephone: (303) 534-6335
                                            Facsimile: (303) 623-1956



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Each such notice, request or other communication shall be effective (i) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a business day, at the beginning of the next such business day), (ii) if given by mail, five business days (or, if to an address outside the United States, seven calendar days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified pursuant to this Section 7(a).

                  (b) This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto and their respective successors and assigns pursuant to
Section 7(i).

                  (c) No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition shall operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

                  (d) This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection herewith, and no covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

                  (e) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.



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                  (f) Each provision of this Agreement shall be considered
separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

                  (g) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles of such State. Any suit brought with respect to this Agreement, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Las Vegas, Nevada, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner authorized by Nevada law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

                  (h) This Agreement shall be binding on and enforceable against the successors and assigns of the parties hereto.

                  (i) The rights of GCI, and the obligations of CCI and CCLV, as applicable, as set forth in Sections 2, 3 and 5 hereof shall automatically terminate as of such time that the Conversion Percentage attributable to the Series A Stock held by the Greenspun Affiliates in the aggregate is less than 10%.



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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

                                           COX COMMUNICATIONS LAS VEGAS, INC.


                                           By: /s/ John M. Dyer
                                              ---------------------------------
                                           Name:  John M. Dyer
                                           Title: Vice President


                                           COX COMMUNICATIONS, INC.


                                           By:  /s/ John M. Dyer
                                              ---------------------------------
                                           Name:  John M. Dyer
                                           Title: Vice President Accounting
                                                  & Financial Planning


                                           G.C. INVESTMENTS


                                           By:  /s/ Brian L. Greenspun
                                              ---------------------------------
                                           Name:  Brian L. Greenspun
                                           Title: Manager



                                           UNIFIED CREDIT TRUST


                                           By:  /s/ Barbara J. Greenspun
                                              ---------------------------------
                                           Name:  Barbara J. Greenspun
                                           Title: Trustee






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